UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.       )

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ERA GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Notice of 2019
Annual Meeting
And
Proxy Statement

818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

April 24, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Meeting”) of Era Group Inc. (the “Company”), which will be held at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, on Thursday, June 6, 2019, at 10:00 a.m. Central Time. All holders of record of the Company’s outstanding Common Stock at the close of business on April 18, 2019, will be entitled to vote at the Meeting.
At the Meeting, we will ask you to (i) elect six directors to serve until the 2020 Annual Meeting of Stockholders; (ii) approve on a non-binding, advisory basis named executive officer compensation; (iii) approve on a non-binding, advisory basis the frequency of holding future advisory votes to approve named executive officer compensation; and (iv) ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the accompanying Proxy Statement and the Company’s 2018 Annual Report carefully. Please complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.
We hope that you will be able to attend the Meeting and look forward to seeing you there.

Sincerely,

Christopher S. Bradshaw President and Chief Executive Officer

818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Era Group Inc.
________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 6, 2019
________________________
April 24, 2019
To Our Stockholders:
The 2019 Annual Meeting of Stockholders (the “Meeting”) of Era Group Inc. (the “Company”) will be held on Thursday, June 6, 2019, at 10:00 a.m. Central Time, at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, for the following purposes:

1.	To elect the six directors named in the accompanying Proxy Statement to serve until the 2020 Annual Meeting of Stockholders or until his or her successor is duly qualified and elected;

2.	To hold an advisory vote to approve named executive officer compensation;

3.	To hold an advisory vote on the frequency of holding future advisory votes to approve named executive officer compensation;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
Only holders of record of the Company’s common stock at the close of business on April 18, 2019, will be entitled to notice of and to vote at the Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying Proxy Statement for the place where the list of stockholders may be examined.
Your vote is very important! Please vote by telephone, Internet or by completing, signing, dating and returning the enclosed proxy card, whether or not you expect to attend the Meeting, so that your shares of the Company’s common stock may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

By order of our Board of Directors,

Crystal Gordon Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

Era Group Inc.
818 Town & Country Blvd.
Suite 200
Houston, Texas 77024
_________________________

PROXY STATEMENT
_________________________

Annual Meeting of Stockholders
To be Held on June 6, 2019

SOLICITATION OF PROXIES, VOTING AND REVOCATION
Information About this Proxy Statement and the Meeting
This Proxy Statement and the enclosed proxy card are being furnished to holders of record of common stock, $0.01 par value per share (“Common Stock”), of Era Group Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2019 Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, June 6, 2019, and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about May 1, 2019.
Questions and Answers About Voting Your Shares
     Why am I receiving these materials?
The Board of the Company is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for the Meeting and any adjournments and postponements thereof. The Meeting will be at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, on Thursday, June 6, 2019, at 10:00 a.m. Central Time. On or before May 1, 2019, we expect to begin mailing to our stockholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (which we refer to as a “Notice”), containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report, and how to vote your shares.
What is the purpose of the Meeting?
 At the Meeting, you and our other stockholders entitled to vote at the Meeting are requested to vote on proposals to (i) elect six directors to serve until the 2020 Annual Meeting of Stockholders; (ii) approve on a non-binding, advisory basis named executive officer compensation; (iii) approve on a non-binding, advisory basis the frequency of holding future advisory votes to approve named executive officer compensation; (iv) ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and (v) transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
 Who can attend the Meeting?
 Only stockholders of record as of the close of business on April 18, 2019 (the “Record Date”) or the holders of their properly submitted valid proxies may attend the Meeting. A list of our stockholders will be available for review at our executive offices in Houston, Texas during ordinary business hours for a period of ten (10) days prior to the Meeting.
How can I attend the Meeting?
 If you are a stockholder of record as of the close of business on the Record Date, you will be able to attend the Meeting, vote your shares and submit your questions during the Meeting. If you hold your shares in “street name” (a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner), you must follow the instructions you receive from your broker in order to vote at the Meeting. If you hold your shares in “street name” and want to vote in person, you must obtain a legal proxy from your broker and bring it to the Meeting.
What constitutes a quorum?
The presence at the Meeting in person or by proxy of the holders of a majority in voting power of the issued and outstanding shares of our Common Stock entitled to vote at the Meeting is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes (i.e., shares with respect to which a broker indicates that it does not have discretionary authority to vote on a matter) will be counted for purposes of determining whether a quorum is present at the Meeting.

Who is entitled to vote at the Meeting?
 Only holders of record of our Common Stock at the close of business on the Record Date, are entitled to notice of, and to vote at, the Meeting. Each stockholder is entitled to one vote for each share of Common Stock held. Shares of our Common Stock represented by a properly submitted proxy will be voted at the Meeting. On the Record Date, 22,220,676 shares of our Common Stock were outstanding and entitled to vote.
On routine matters, brokers have the discretion to vote shares held in “street name.” Generally, “broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. If your shares are held in “street name” by a broker and you wish to vote on Proposal No. 1, 2 or 3, or to act upon any other non-routine business that may properly come before the Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on routine matters. Except for the proposal to ratify the appointment of Grant Thornton LLP, all other matters at the Meeting are non-routine.
As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.
 What vote is required to approve each item to be voted on at the Meeting?
 Election of Directors: Directors are elected by a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and voting on the matter. However, each nominee who is a current director is required to submit an irrevocable resignation as a director, which resignation would become effective upon (1) that person not receiving a majority of the votes cast in favor of his or her election in an uncontested election (i.e., the number of votes “for” such director’s election constitutes less than the number of votes “withheld” with respect to such director’s election) and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for such purpose. Abstentions and “broker non-votes,” described below, are not counted for purposes of the election of directors and will not affect the outcome of such election. Our stockholders do not have cumulative voting rights for the election of directors.
 Votes Required to Adopt Other Proposals. The affirmative vote of the holders of a majority in voting power of the shares of common stock virtually present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to stockholders for consideration.
How are abstentions and broker non-votes counted?
 Abstentions will not affect the outcome of the election of directors. For matters other than the election of directors, stockholders may vote in favor of or against the proposal, or may abstain from voting, and the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting on the matter is required for approval of those matters. Because abstentions are treated as shares of Common Stock not voting, abstentions will have the same effect as votes against any matter other than the election of directors. For purposes of each of Proposal No. 2 and 3, abstentions and “broker non-votes” will have the effect of a vote against the proposal. “Broker non-votes” are counted on and can be voted for routine matters. The only routine matter to be brought before the stockholders at the Meeting is the ratification of independent registered public accounting firms.
How does the Board recommend that I vote?
 Our Board recommends that you vote:
•FOR the election of each nominee for director contained in this Proxy Statement;
•FOR approval of named executive officer compensation;
•FOR approval of an annual frequency of holding future advisory votes to approve named executive compensation; and
•FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
 How do I vote?
 You may vote at the Meeting in person, online, by telephone or you may give us your proxy. We recommend that you vote by proxy even if you plan to attend the Meeting. Stockholders are requested to vote in one of the following ways:

•
by telephone by calling the toll-free number 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries from any touch-tone phone and following the instructions (have your proxy card in hand when you call);

•
by Internet before the Meeting by accessing www.proxyvote.com and following the on-screen instructions or scanning the QR code with your smartphone (have your proxy card in hand when you access the website);

•	in person at the Meeting (please see above under “Who can attend the Meeting?”); or

•
by completing, dating, signing, and promptly returning the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. No postage is necessary if the proxy card is mailed in the United States.

If you hold your shares through a bank, broker or other nominee, such entity/person will give you separate instructions for voting your shares.
 Can I change my vote after I return my proxy card?
 Yes. A stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; (iii) entering new instructions by Internet or telephone; or (iv) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy, and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person. The Company encourages stockholders that plan to attend the Meeting to vote by phone or Internet or to submit a valid proxy card and vote their shares prior to the Meeting. If you hold your shares in “street name” and want to revoke your proxy, you will need to provide instructions to your broker.
How will votes be recorded?
 Votes will be certified by one or more Inspectors of Election, who are required to resolve impartially any interpretive questions as to the conduct of the vote. In tabulating votes, the Inspectors of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by broker-dealers and present at the Meeting but not voting.
 Where can I find the voting results of the Meeting?
 We plan to announce preliminary voting results at the Meeting and to publish the final results in a current report on Form 8-K following the Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Meeting to be Held on June 6, 2019
This Proxy Statement, the Notice of Annual Meeting of Stockholders and the Company’s 2018 Annual Report are available on the Internet at www.eragroupincinvestors.com. In addition, you may find information on how to obtain directions to attend the Meeting and vote in person by submitting a query via e-mail to Investor_Relations@eragroupinc.com.
Solicitation and Solicitation Expenses
The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.
The Company has requested brokers, bankers and other nominees who hold voting Common Stock of the Company to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.
The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of D.F. King & Co., Inc. are $8,500 plus reimbursement of its reasonable out-of-pocket costs. If you have questions about the Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact the Company’s proxy solicitation agent as follows:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks/Brokers: (212) 269-5550
Toll-free: (800) 791-3320

CORPORATE GOVERNANCE
Board of Directors and Director Independence
The business and affairs of the Company are managed under the direction of the Board. Currently, the Company’s Board is comprised of seven directors. The Company’s amended and restated Bylaws provide that the Board will consist of not less than three and not more than fifteen directors. In connection with the recommendation of the Nominating and Governance Committee, the Board has nominated six of the seven current directors for re-election at the Meeting. As a result, the Board has determined to reduce the size of the Board, at least for the time being, from seven directors to six directors effective immediately prior to the Meeting.
During 2018, the Board held six meetings. Each of the directors attended at least 75% of the combined total meetings of the full Board and each of the committees on which he or she served in 2018. Although the Company does not have a formal policy requiring Board members to attend the annual meeting of stockholders, all seven of the Board members then serving attended the Company’s 2018 Annual Meeting of Stockholders.
A majority of the Company’s current directors are independent, non-employee directors, and this will continue to be the case should all the director nominees be elected at the Meeting. The Board has made the affirmative determination that each of Messrs. Charles Fabrikant, Christopher Papouras, and Steven Webster, and Mses. Ann Fairbanks and Yueping Sun are independent as such term is defined by the applicable rules and regulations of the NYSE. Additionally, each of these directors meets the categorical standards for independence established by the Board (the “Era Categorical Standards”). A copy of the Era Categorical Standards is available on the Company’s website at www.erahelicopters.com by clicking “Investors & Media,” then “Governance” and then “Governance Documents” (entitled Director Independence Standards). The Company’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.
The schedule of Board meetings is made available to directors in advance along with the agenda for each meeting so that they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.
The Board intends to implement a Board succession planning process that includes ongoing consultation with the Chairman and the Chief Executive Officer and the development of candidates to address future developments and emergency situations.
Majority Voting
Our Bylaws provide that a director who fails to receive a majority of votes cast at an annual meeting of the stockholders must tender his or her resignation (assuming that the election is uncontested). Under our Bylaws, each nominee who is a current director is required to submit an irrevocable resignation, which resignation would become effective only upon (1) that person not receiving a majority of the votes cast in an uncontested election and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for such purpose. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, is required to determine whether or not to accept the resignation not later than 90 days following certification of the stockholder vote, and the Board is required to accept the resignation absent a determination that a compelling reason exists for concluding that it is in the best interests of the Company for the person in question to remain as a director.
Board Leadership Structure
The Board believes that there is no single organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to separate the positions of Chairman and Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on the full-time job of running the Company’s business, while allowing the Non-Executive Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes this structure recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Company’s Non-Executive Chairman, particularly as the Board’s oversight responsibilities continue to grow and demand more time and attention.
In addition to the role that the Non-Executive Chairman has with regard to the Board, the chair of each of the three wholly independent key committees of the Board (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) and each individual director is responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.
The Board has adopted significant processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at Board meetings, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines and the various Committee Charters that are available on the Company’s website at www.erahelicopters.com. The Board has also provided mechanisms for stockholders to communicate in writing with the Non-Executive Chairman of the Board, with the non-employee and/or independent directors, and with the full Board on matters of significance. These processes are also outlined in the Section of this Proxy Statement entitled “Communication with the Board or Independent Directors.”
Executive Sessions
Directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. Executive sessions are presided over by the Company’s Non-Executive Chairman, Charles Fabrikant, who is responsible for:

•	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Chief Executive Officer;

•
conferring with the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Chief Executive Officer) and Chief Executive Officer, including providing the Chief Executive Officer with consolidated feedback from executive sessions of the independent directors;

•	advising members of management and members of the Board, where necessary, with respect to its strategic review of operations and significant transactions;

•	acting on behalf of the Company to communicate corporate governance matters to the Company’s stockholders; and

•	together with the Chairman of the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.
Committees of the Board of Directors
The Board has established the following committees, each of which operates under a written charter that has been posted on the Company’s website at www.erahelicopters.com. The website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.
Audit Committee
The Audit Committee met seven times during 2018 and is currently comprised of Ann Fairbanks, Christopher Papouras and Steven Webster. Mr. Papouras is the Audit Committee Chairman. The Board has determined that Mr. Papouras is an “audit committee financial expert” for purposes of the rules of the Securities and Exchange Commission (“SEC”) and that each other member of the committee is financially literate as required under the NYSE standards. In reaching this determination, the Board considered, among other things, the experience of Mr. Papouras as Chairman of Canrig Drilling Technology, Ltd. and President of Nabors Drilling Solutions, in addition to other experience that is described below. In addition, the Board determined that each member of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934 and in accordance with the Era Categorical Standards. The Audit Committee is expected to meet at least quarterly.
Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee, among other things:

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the conduct and integrity of management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

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the selection, performance, qualifications and compensation of the Company’s independent registered public accounting firm (including its independence), its conduct of the annual audit and its engagement for any other services;

•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

•
the Company’s systems of internal accounting and financial and disclosure controls, the annual independent audit of the Company’s financial statements and the integrated audit of internal controls over financial reporting;

•
risk management and controls, which includes assisting management with identifying and monitoring risks such as financial accounting and reporting, internal audit, information technology, cybersecurity and compliance, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board);

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters;

•	the Company’s legal and regulatory compliance;

•	the Company’s Code of Business Conduct and Ethics as established by management and the Board; and

•	the preparation of the audit committee report required by SEC rules to be included in the Company’s annual proxy statement.
The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. Management, including the outside provider of internal audit services, and the independent registered public accounting firm have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee will not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.
Compensation Committee
The Compensation Committee is currently comprised of Blaine Fogg, Christopher Papouras, Yueping Sun and Steven Webster. We expect that, as a result of the reduction of the size of the Board, the Board will determine to reduce the size of the committee to three directors following the Meeting and that the committee will be comprised of Christopher Papouras, Yueping Sun and Steven Webster. Mr. Webster is the Compensation Committee Chairman. The Compensation Committee met four times during 2018 and, in addition, the Chairman of the Compensation Committee maintained frequent communication with the other Committee members as well as the Company’s Non-Executive Chairman and Chief Executive Officer regarding compensation matters. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Committee Function. The Compensation Committee, among other things:

•	reviews the Company’s compensation practices;

•
establishes and approves compensation for the Chief Executive Officer, the Chief Financial Officer, other executive officers, and officers or managers who receive an annual base salary of more than $200,000;

•	evaluates officer and director compensation plans, policies and programs;

•	reviews and approves benefit plans;

•	produces a report on executive compensation to be included in the Company’s proxy statements and other SEC filings; and

•	approves all grants of equity awards and administers the Company’s incentive plans.
The Chairman of the Compensation Committee sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Chief Executive Officer and the General Counsel, if requested. The Compensation Committee meets at least annually with the Chief Executive Officer and any other corporate officers the Board and Compensation Committee deem appropriate to discuss and review the performance criteria and compensation levels of key executives. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the Compensation Committee’s actions regarding compensation of executive officers to the full Board. The Compensation Committee has the sole authority to retain, obtain the advice of and terminate any compensation consultants, independent legal counsel or other advisors to assist the Compensation Committee in its discharge of its duties and responsibilities, including the evaluation of director or executive officer compensation.
Interlocks and Insider Participation. During 2018, no member of the Compensation Committee was, and no member of the Compensation Committee currently is, an officer or employee of the Company. During 2018, none of the Company’s executive officers served as a director or member of the compensation committee of any other entity whose executive officers serve on the Board or the Compensation Committee. During 2018, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions.

Nominating and Corporate Governance Committee
The Nominating and Governance Committee met once during 2018. The Nominating and Governance Committee is currently comprised of Ann Fairbanks, Blaine Fogg and Yueping Sun. We expect that, as a result of the reduction of the size of the Board, the Board will determine to reduce the size of the committee to two directors following the Meeting and that the committee will be comprised of Yueping Sun and Ann Fairbanks. Mrs. Fairbanks is the Nominating and Corporate Governance Committee Chairwoman. The Board has determined that each member of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards.
Committee Function. The Nominating and Corporate Governance Committee assists the Board with, among other things:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s annual meeting of stockholders and to fill vacancies on the Board;

•
developing, recommending to the Board, and overseeing implementation of modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing candidates for the Board, including policies and procedures relating to candidates for the Board submitted for consideration by stockholders;

•
reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	reviewing periodically the size of the Board and recommending any appropriate changes;

•	overseeing the evaluation of the Board and management; and

•	reviewing on a regular basis, the overall corporate governance of the Company and recommending to the Board improvements when necessary.
Selection of Nominees for the Board of Directors. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.
In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, considers each candidate’s personal qualifications and how such personal qualifications effectively address the perceived then current needs of the Board. Appropriate personal qualifications and criteria for membership on the Board include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which it operates; and

•	diversity as to business experiences, educational and professional backgrounds and gender, race and ethnicity.
After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval. The Nominating and Corporate Governance Committee has the power to retain outside counsel, director search and recruitment consultants or other experts and will receive appropriate funding from the Company to engage such advisors. Having evaluated the Board candidates set forth below under Proposal 1 pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.
Stockholder Recommendations. The Nominating and Corporate Governance Committee will consider director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the same procedures required under the Company’s amended and restated Bylaws for nomination of directors by stockholders. For instance, stockholder nominations must comply with the notice provisions described under “Stockholder Proposals for 2020 Annual Meeting” below. Stockholder nominations that comply with these procedures and that meet the criteria outlined therein will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive. The Company will report any material change to this procedure in an appropriate filing with the SEC and will make any such changes available promptly on the SEC Filings section of the Company’s website at www.erahelicopters.com. There have been no material changes to these procedures since the Company last provided this disclosure.
Communications with the Board or Independent Directors
Stockholders or interested parties who wish to communicate with the Board, the Non-Executive Chairman and/or independent directors may do so by writing in care of the Company’s Corporate Secretary, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: Era Group Inc., Attn: Corporate Secretary, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024 or by e-mail to corporatesecretary@eragroupinc.com. The independent directors have established procedures for handling communications from stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the Non-Executive Chairman and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.
The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.erahelicopters.com, by clicking “Investors & Media,” then “Governance” and then “Governance Documents” (entitled Procedures for Addressing Complaints). Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at +1 (855) 845-3468 or through an Internet based reporting tool provided by NAVEX Global (www.eragroupinc.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel or her designee, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the General Counsel and her designees. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.
Risk Oversight
The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.
The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, information technology systems, cybersecurity, data privacy and security controls, changing business conditions and initiation of new business lines. The Chief Executive Officer, with the assistance of the Senior Vice Presidents and other key executives, is responsible for, among other risk management measures:

•
implementing measures designed to ensure the highest standard of safety for personnel, information technology systems and data security, the environment and property in performing the Company’s operations;

•	obtaining appropriate insurance coverage; and

•	evaluating and identifying risk related to the Company’s capital structure in light of a rigorous assessment of its business activities.
The Board has reviewed and evaluated, and expects to routinely review and evaluate, its risk profile to ensure that the measures implemented by management are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Chief Executive Officer and the rest of the senior management team with members of the Board both through informal communications, such as email and in-person meetings, and during formal Board meetings. Senior management makes a formal presentation to the Board regarding risk management issues at least once per year. In addition, the Board meets with a broad group of the Company’s managers at least once per year to permit directors to discuss company matters in a more informal environment than the typical meeting. Several Board members are familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in a dialogue with the Chief Executive Officer and appropriate members of senior management regarding such risks.
The Audit Committee, together with senior management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee also reviews the adequacy of the Company’s risk management policies and procedures and meets privately with company employees and the General Counsel to consider recommendations regarding policies related to risk management. In addition, senior management works closely with the General Counsel to facilitate compliance with foreign and domestic laws and regulations. The General Counsel also reports to the Board on company programs and initiatives that educate employees on these laws, regulations and any updates thereto and facilitates the Company’s compliance therewith.
The Company has established a Cybersecurity Committee, currently consisting of the Company’s General Counsel, Chief Financial Officer, and Chief Technology Officer. The committee meets periodically to review and assess the Company’s cybersecurity and data privacy risks and the technologies, policies, processes, controls and practices for managing and mitigating such risks, including the quality and effectiveness of the Company’s information technology systems and processes. The Cybersecurity Committee reports to the Audit Committee of the Board in connection with the Audit Committee’s larger role in risk management oversight.
The Board believes that senior management’s procedures, combined with Board, Audit Committee and Cybersecurity Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and departmental perspective, thereby managing and observing the most substantive risks at each level within the Company.
Code of Business Conduct and Ethics
The Board has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents, along with the charters of each of the committees described above, is available on the Company’s website at ir.erahelicopters.com, by clicking “Governance” then “Governance Documents” and is also available to stockholders in print without charge upon written request to the Company’s General Counsel, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
The Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. The Code of Business Conduct and Ethics is applicable to the Company’s directors, officers and employees, and the Supplemental Code of Ethics is applicable to the Company’s Chief Executive Officer and senior financial officers. The Company will disclose future amendments to, or waivers from, certain provisions of the Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.
Stock Ownership Guidelines
The Company’s Compensation Committee has adopted Stock Ownership Guidelines for non-management directors and executive officers pursuant to which such individuals are expected to attain minimum levels of stock ownership, including unvested restricted shares and stock underlying “in the money” vested options with a phase-in available for newly appointed individuals. All non-management directors and executive officers (other than as set forth below) are in compliance with the Stock Ownership Guidelines as of December 31, 2018. Grant Newman, who joined the Company as Senior Vice President, Strategy & Corporate Development on September 4, 2018, Crystal Gordon, who joined the Company as Senior Vice President, General Counsel and Chief Administrative Officer on January 1, 2019 and any non-management directors and executive officers appointed after the date hereof must attain compliance within three years from the date of his or her appointment. The minimum ownership level of Company stock is expressed as a multiple of compensation in accordance with the following table:

Directors and Officers	Ownership Threshold
Non-management director	3x Annual Cash Retainer
CEO	4x Base Salary
Senior Vice Presidents	2x Base Salary
Other Executive Officers	1x Base Salary
Until the ownership threshold is achieved, non-management directors and executive officers may only sell up to 50% of the shares of vested stock received after any selling or withholding of stock to pay taxes associated with vesting. In general, once a covered person achieves initial compliance with his or her ownership threshold guideline, such covered person must at all times retain ownership of at least the minimum amount of shares that such person was required to hold to be in compliance with the ownership guidelines on the first test date on which such person attained compliance. The Compensation Committee is responsible for the administration of the Stock Ownership Guidelines, including granting any exception waivers, and addressing any executive officer noncompliance during annual performance reviews.
The Company does not have a specific equity or other security ownership requirements or guidelines for employees other than its executive officers. However, management level employees are encouraged to take an ownership stake in the Company and are specifically compensated with equity compensation. The Compensation Committee annually reviews grant history and subsequent dispositions of restricted stock to determine if the awards serve the purpose of building ownership.

Proposal No. 1
ELECTION OF DIRECTORS
The Board has nominated the people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his or her successor is elected and qualified. Although not anticipated, if any of the nominees becomes unavailable for any reason, the Board in its discretion may designate a substitute nominee. If a stockholder has filled out the accompanying proxy card, that stockholder’s vote will be cast for the substitute nominee.
The following table sets forth information with respect to each nominee for election as a director:

Name	Age	Position
Charles Fabrikant	74	Chairman of the Board of Directors
Christopher Bradshaw	42	Director
Ann Fairbanks	78	Director
Christopher Papouras	52	Director
Yueping Sun	62	Director
Steven Webster	67	Director
Charles Fabrikant is the Non-Executive Chairman of the Board. Mr. Fabrikant served as the Company’s President and Chief Executive Officer from October 2011 to April 2012 and has served as Chairman of the Board since July 2011. Additionally, Mr. Fabrikant serves as Non-Executive Chairman of SEACOR Marine Holdings Inc. and Chief Executive Officer and Executive Chairman of SEACOR Holdings Inc. (“SEACOR”). Mr. Fabrikant has been a director of SEACOR and several of its subsidiaries since its inception in 1989. He served as a director of Dorian LPG Ltd. from July 2013 through December 2015. Mr. Fabrikant has served as director of Diamond Offshore Drilling, Inc., a contract oil and gas driller, since January 2004. He is also President of Fabrikant International Corporation, a privately owned corporation engaged in marine investments. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University.
With over 30 years of experience in the maritime, transportation, investment and environmental industries, and his position as the founder of SEACOR and the Company’s former President and Chief Executive Officer, Mr. Fabrikant’s broad experience and deep understanding of the Company make him uniquely qualified to serve as Non-Executive Chairman of the Board.
Christopher Bradshaw has served as the President and Chief Executive Officer of the Company since November 2014 and Chief Financial Officer from October 2012 to September 2015. Mr. Bradshaw was appointed a director of the Company in February 2015. He served as the Company’s Acting Chief Executive Officer from August 2014 to November 2014. Additionally, Mr. Bradshaw is an officer and director of certain joint ventures and subsidiaries of the Company. From 2009 until 2012, Mr. Bradshaw served as Managing Partner and Chief Financial Officer of U.S. Capital Advisors LLC, an independent financial advisory firm that he co-founded. Prior to co-founding U.S. Capital Advisors LLC, Mr. Bradshaw was an energy investment banker at UBS Securities LLC, Morgan Stanley & Co., and PaineWebber Incorporated.
As Chief Executive Officer, Mr. Bradshaw provides valuable insight to the Board on the Company's day-to-day operations. Mr. Bradshaw also adds a valuable perspective to the Board given his strong background in corporate finance and investment banking within the energy sector.
Ann Fairbanks has been a member of the Board since March 2013. Mrs. Fairbanks is the founder and Chairman of the Fairbanks Investment Fund, a U.S. private equity fund. She is currently Chairman of the board of ProteoNic B.V., a director on the boards of Invectys S.A. and Routin S.A, and Chairman of Layalina Productions, a non-profit organization. Mrs. Fairbanks served in a number of U.S. government positions, including as Executive Director of the Federal Home Loan Bank Board from 1983 to 1987, as Deputy Assistant Director for Economic Policy on the White House Domestic Policy Staff of President Ronald Reagan from 1981 to 1983, and as Presidential Appointee on the founding board of the Federal Home Loan Mortgage Corporation until 1994. Mrs. Fairbanks formerly served as Lead Director of ING Direct until its sale to Capital One Bank in 2010. Mrs. Fairbanks serves on the board of directors and Executive Committee of the French-American Foundation in New York, since 2002, and serves as a member of each of the National Committee of the Aspen Music Festival since 2001 and the International Women’s Forum in Washington, D.C., since 1996. Mrs. Fairbanks formerly served as a member of the board of directors of the French-American Foundation, in France, from 2006 to 2010.
Mrs. Fairbanks’ extensive experience with investment activities and board positions provides additional depth to the Board’s analysis and evaluation of investment and acquisition opportunities and other corporate opportunities. Mrs. Fairbanks’ broad experience enhances the Board’s leadership, corporate governance and diversity.
Christopher Papouras has been a member of the Board since March 2013. Mr. Papouras was President of Nabors Drilling Solutions, a provider of oil and gas drilling services, from 2015 until June 2018, and Chairman of Canrig Drilling Technology,

Ltd. (“Canrig”), a leading supplier of drilling equipment for the oil and gas drilling industry, from February 2016 until June 2018. Prior to that, Mr. Papouras was President of Canrig from 1998 to February 2016, President of Epoch Well Services, Inc., a provider of information technology services to the oil and gas industry, and Assistant to the Chairman of Nabors Industries, Inc., a land drilling contractor and subsidiary of Nabors Industries Ltd. Mr. Papouras formerly served on the board of directors of Quantico Energy Solutions LLC, a data analytics company with a focus on the oil and gas industry, and Reelwell AS, an oilfield service company. Mr. Papouras became a member of the board of directors of SEACOR in March 2018.
Mr. Papouras’s strong background in technology and the oil and gas industry, as well as his extensive experience serving as a director on various company boards adds extensive value to the Company’s Board. This experience also provides significant value to the Audit Committee and Compensation Committee.
Yueping Sun has been a member of the Board since March 2013. Ms. Sun has been Of Counsel for the law firm of Yetter Coleman LLP since 2005, where her principal areas of practice include corporate and securities law. She also has served as Rice University Representative since 2004. Previously, Ms. Sun practiced law in New York City with White & Case LLP and Sidley Austin Brown & Wood LLP. Ms. Sun is a board member of the Asia Society Texas Center, Teach for America and the United Way of Greater Houston, a trustee of Texas Children’s Hospital and honorary co-chair of Rice’s Baker Institute Roundtable. Ms. Sun also serves as a member of the advisory board of Rice’s Shepherd School of Music, the Kinder Institute for Urban Research, Asian Chamber of Commerce, Chinese Community Center, and the Mayor’s International Trade and Development Council for Asia/Australia. Ms. Sun has been recognized by several organizations for her contributions to the community, including the 2010 International Executive of the Year, Texas China Distinguished Leader in Education Award, the 2011 Asian American Leadership Award, Woman on the Move, one of the 50 Most Influential Women of 2010 and the 2012 ABC Channel 13 Woman of Distinction.
Ms. Sun’s experience as a corporate and securities lawyer concentrating on cross-border and other corporate transactions adds value to the Board with respect to transactional matters and corporate governance, and her broad experience provides for enhanced Board diversity.
Steven Webster has been a member of the Board since January 2013. Mr. Webster served on SEACOR’s board of directors from September 2005 to January 2013. Mr. Webster is currently Managing Partner of AEC Partners LP, a private equity investment business formed in 2018 to invest in the energy sector. Mr. Webster remains a Co-Managing Partner of Avista Capital Partners LP, a private equity investment business that he co-founded in 2005 that focuses on the energy, healthcare and other industries. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and Chief Executive Officer of Falcon Drilling Company, Inc. (“Falcon Drilling”), an offshore drilling company he founded, and through 1999, served as President and Chief Executive Officer of R&B Falcon Corporation (“R&B Falcon”), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster formerly served on the board of directors of various public companies both in the energy and other industries. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc., a Houston based independent public energy company engaged in the exploration, development and production of natural gas and oil. He is also a Trust Manager of Camden Property Trust, a public real estate investment trust specializing in multi-family housing, and director of Oceaneering International Inc., a Houston based public subsea engineering and applied technology company, and various private companies. Mr. Webster holds an MBA from Harvard Business School where he was a Baker Scholar. He also holds a Bachelor of Science Degree in Industrial Management and an Honorary Doctorate in Management from Purdue University.
Mr. Webster’s extensive experience with private equity and equity-related investments provides additional depth to the Board’s analysis of investment and acquisition opportunities. His board positions and his experience as Chairman and Chief Executive Officer of a public company provide additional experience to the Board in evaluating corporate opportunities.
Voting
Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting and voting on the matter. However, all nominees have submitted an irrevocable letter of resignation conditional on (i) such nominee’s failure to receive a majority of votes cast and (ii) acceptance of such resignation by the Board. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you “withhold authority” to vote on the enclosed proxy card or when voting by Internet or telephone.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table provides information with respect to the beneficial ownership of the Common Stock as of April 18, 2019 by:

•	each director of the Company;

•	each executive officer named in the summary compensation table;

•	all of the Company’s current directors and executive officers as a group; and

•	each of the Company’s stockholders who are known to be the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock.

As of April 18, 2019, there were 22,220,676 shares of the Common Stock outstanding. The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

Name	Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Charles Fabrikant(1)	670,223	2.99%
Christopher Bradshaw(2)	541,877	2.42%
Stuart Stavley(3)	163,036	*
Jennifer Whalen(4)	113,122	*
Steven Webster(5)	113,022	*
Paul White(6)	89,794	*
Blaine Fogg(7)	71,668	*
Grant Newman(8)	52,659	*
Ann Fairbanks(9)	37,156	*
Christopher Papouras(10)	35,517	*
Yueping Sun(11)	35,281	*
All current directors and executive officers as a group (12 individuals)(12)	1,993,255	8.88%
Principal Stockholders:
BlackRock, Inc.(13) 55 East 52nd Street New York, NY 10055	3,027,243	13.90%
Wellington Management Company LLP(14) 280 Congress Street Boston, MA 02110	2,149,469	9.88%
Richard Mashaal(15) Senvest Management, LLC 540 Madison Avenue, 32ND Floor New York, New York 10022	1,938,358	8.91%
Dimensional Fund Advisors LP(16) Building One 6300 Bee Cave Road Austin, TX 78746	1,774,610	8.16%
Royce & Associates, LP(17) 745 Fifth Avenue New York, NY 10151	1,577,167	7.25%
Van Den Berg Management I, Inc.(18) 805 Las Cimas Parkway Suite 430 Austin, TX 78746	1,504,215	6.91%
The Vanguard Group(19) 100 Vanguard Blvd. Malvern, PA 19355	1,288,621	5.92%

_____________________

*	Individually less than 1.00%.

(1)
Includes: (i) 229,525 shares of Common Stock owned directly; (ii) 323,529 shares owned by Fabrikant International Corporation, of which Mr. Fabrikant is President, (iii) 60,000 shares held by the Charles Fabrikant 2012 GST Exempt Trust, of which Mrs. Fabrikant is a trustee, (iv) 37,821 shares held by the Charles Fabrikant 2009 Family Trust, of which Mr. Fabrikant is a trustee, (v) 12,000 shares owned by the Sara J. Fabrikant 2012 GST Exempt Trust, of which Mr. Fabrikant is a trustee, (vi) 800 shares owned by the Harlan Saroken 2009 Family Trust, of which Mrs. Fabrikant is a trustee, (vii) 800 shares owned by the Eric Fabrikant 2009 Family Trust, of which Mrs. Fabrikant is a trustee and (viii) 5,748 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(2)	Includes 206,693 shares of restricted stock over which Mr. Bradshaw exercises sole voting power and options to purchase 100,000 shares of Common Stock that have vested.

(3)	Includes 54,179 shares of restricted stock over which Mr. Stavley exercises sole voting power and options to purchase 15,000 shares of Common Stock that have vested.

(4)	Includes 71,130 shares of restricted stock over which Ms. Whalen exercises sole voting power.

(5)	Includes 5,748 shares of restricted stock over which Mr. Webster exercises sole voting power and options to purchase 53,536 shares of Common Stock that have vested.

(6)	Includes 54,179 shares of restricted stock over which Mr. White exercises sole voting power and options to purchase 15,000 shares of Common Stock that have vested.

(7)	Includes 5,748 shares of restricted stock over which Mr. Fogg exercises sole voting power and options to purchase 33,460 shares of Common Stock that have vested.

(8)	Includes 50,159 shares of restricted stock over which Mr. Newman exercises sole voting power.

(9)	Includes 5,748 shares of restricted stock over which Mrs. Fairbanks exercises sole voting power.

(10)	Includes 5,748 shares of restricted stock over which Mr. Papouras exercises sole voting power.

(11)	Includes 5,748 shares of restricted stock over which Ms. Sun exercises sole voting power.

(12)
Includes Mmes. Fairbanks, Sun,Whalen (who was appointed Senior Vice President and Chief Financial Officer effective February 21, 2018) and Gordon (who was appointed Senior Vice President, General Counsel and Chief Administrative Officer effective January 1, 2019), and Messrs. Fabrikant, Bradshaw, Stavley, White, Fogg, Papouras, Webster and Newman (who was appointed Senior Vice President, Strategy & Corporate Development effective September 4, 2018). The address for each such individual is c/o Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.

(13)
According to a Schedule 13G amendment filed on January 28, 2019 by BlackRock Inc. (“BlackRock”), BlackRock has sole voting power with respect to 2,995,173 shares of Common Stock and sole dispositive power with respect to 3,027,243 shares of Common Stock. BlackRock serves as a parent holding company, and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 3,027,243 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(14)
According to a Schedule 13G amendment filed on February 12, 2019 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investments Advisors Holdings LLP and Wellington Management Company LLC (collectively, “Wellington”), Wellington has shared voting power with respect to 1,653,103 shares of Common Stock and shared dispositive power with respect to 2,149,469 shares of Common Stock. Wellington serves as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,149,469 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(15)
According to a Schedule 13G amendment filed on February 8, 2019 by Senvest Management, LLC ("Senvest") and Richard Mashaal, each has shared voting and dispositive power with respect to 1,938,358 shares of Common Stock.  The reported shares are held by Senvest Master Fund, L.P. and Senvest Global (KY), LP (collectively, the “Investment Vehicles”). Senvest is an investment manager of the Investment Vehicles and Richard Mashaal is managing member of Senvest.  For purposes of the reporting requirements of the Exchange Act, Senvest and Richard Mashaal, in his capacities with Senvest, may be deemed to beneficially own 1,938,358 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(16)
According to a Schedule 13G amendment filed on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,689,201 shares of Common Stock and sole dispositive power with respect to 1,774,610 shares of Common Stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of Common Stock owned by the Funds or may be deemed to be the beneficial owner of the shares of Common Stock. However, all of the Common Stock reported herein is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. Various Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. No one such Fund’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(17)
According to a Schedule 13G amendment filed on January 14, 2019 by Royce & Associates, LP ("Royce"), Royce has sole voting power and dispositive power over 1,577,167 shares of Common Stock. Royce is an investment adviser, and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,577,167 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(18)
According to a Schedule 13G amendment filed on February 14, 2019 by Van Den Berg Management I, Inc. ("Van Den Berg"), Van Den Berg has sole voting power and dispositive power over 1,504,215 shares of Common Stock. Van Den Berg is an investment adviser, and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,504,215 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(19)
According to a Schedule 13G amendment filed on February 11, 2019 by The Vanguard Group ("Vanguard"), Vanguard has sole voting power with respect to 17,439 shares of Common Stock and dispositive power with respect to 1,288,621shares of Common Stock. Vanguard is an investment adviser, and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,288,621 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than ten percent (10%) of the Common Stock report his or her initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. The Company is required to disclose in this Proxy Statement any failure to file, or late filings, of such reports with respect to the most recent fiscal year.
Based solely upon a review of copies of such forms furnished to the Company, the Company believes that during 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were in compliance with Section 16(a).
EQUITY COMPENSATION PLAN INFORMATION
In 2013, the Company adopted the 2012 Share Incentive Plan (“2012 Share Incentive Plan”) and the Employee Stock Purchase Plan (“ESPP”). The following table sets forth information as of December 31, 2018 regarding shares of Common Stock to be issued upon exercise of the weighted-average exercise price of all outstanding options, warrants and rights granted under the 2012 Share Incentive Plan as well as the number of shares available for issuance under the 2012 Share Incentive Plan and the ESPP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in first Column)
Equity compensation plans approved by security holders(1)	203,612	$19.62	2,457,759(2)
Equity compensation plans not approved by security holders	—	—	—
Total	203,612	—	2,457,759
_________________________________

(1)	Consists of the 2012 Share Incentive Plan and the ESPP.

(2)
As of December 31, 2018, the plans with securities remaining available for future issuance consisted of the 2012 Share Incentive Plan and the ESPP. As of December 31, 2018, 2,235,379 shares of Common Stock remained available for issuance under the 2012 Share Incentive Plan with respect to awards (other than outstanding awards) and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units, and 222,380 shares of Common Stock remained available for issuance under the ESPP.

COMPENSATION OF DIRECTORS
Pursuant to the Company’s director compensation package for members of the Board who are not employees of the Company, the Company’s directors are entitled to an annual cash retainer of $60,000 and are also entitled to additional cash compensation of $2,000 for each meeting of the Board or its committees attended in person or by video conference and $1,000 for each such meeting attended telephonically. In addition, the Company’s non-executive Chairman is entitled to an additional annual cash retainer of $160,000, and the chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are entitled to additional annual cash retainers of $20,000, $15,000 and $10,000, respectively. The Company has not increased the level of director compensation since 2013.
Directors are also eligible to receive equity awards under the Company’s 2012 Share Incentive Plan. Historically, annual equity awards to non-employee directors have been in the form of restricted stock awards that vest on the first anniversary of the grant date. The annual grants are generally expected to have a grant date fair value of $60,000 (5,748 shares of restricted stock for the grant made in March 2019).
In addition, upon election to the Board, non-employee directors will generally receive an initial award of 4,000 shares of restricted stock that will also vest in equal installments over four years. If a non-employee director’s service as a director of the Company terminates upon death, disability or change in control of the Company, any unvested restricted stock awards will become fully vested. If a non-employee director’s service as a director of the Company terminates for any other reason, the unvested restricted stock awards will be forfeited.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
The following table shows the compensation of the Company’s non-employee directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Charles Fabrikant	$228,000	$60,000	$288,000
Ann Fairbanks(2)(3)	76,000	60,000	136,000
Blaine Fogg(2)(4)	89,000	60,000	149,000
Christopher Papouras(3)(4)	100,000	60,000	160,000
Yueping Sun(2)(4)	74,000	60,000	134,000
Steven Webster(3)(4)	86,000	60,000	146,000
______________________

(1)
Represents the aggregate grant date fair value of stock awards granted in 2018 as computed in accordance with FASB ASC Topic 718. A discussion of the policies and assumptions used in the calculation of grant date value are set forth in Note 12 of the Notes to the Consolidated Financial Statements in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 8, 2019.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

The following table shows the outstanding shares of restricted stock held by each non-employee director as of December 31, 2018.

Non-employee Director	Outstanding Shares of Restricted Stock
Charles Fabrikant	6,212
Ann Fairbanks	6,212
Blaine Fogg	6,212
Christopher Papouras	6,212
Yueping Sun	6,212
Steven Webster	6,212
Based on the closing price of a share of the Company’s Common Stock of $8.74 on December 31, 2018, the fair market value of each non-employee director’s outstanding shares of restricted stock as of the last day of the fiscal year was $54,293.

COMPENSATION DISCUSSION AND ANALYSIS
This discussion sets forth the compensation of the following Named Executive Officers (“NEOs”) of the Company:

•	Christopher Bradshaw, President and Chief Executive Officer

•	Jennifer Whalen, Senior Vice President and Chief Financial Officer

•	Stuart Stavley, Senior Vice President, Operations and Fleet Management

•	Paul White, Senior Vice President, Commercial

•	Grant Newman, Senior Vice President, Strategy and Corporate Development
Mr. Newman was appointed to the position of Senior Vice President, Strategy and Corporate Development on September 4, 2018. Effective January 1, 2019, the Company appointed Ms. Crystal Gordon to the position of Senior Vice President, General Counsel and Chief Administrative Officer.
Business Highlights
Despite the challenging environment for the offshore oil and gas industry generally in 2018, the Company had a successful year, achieving its financial and operational goals. Highlights during 2018 include:

•
The Company achieved its dual goals of zero air accidents and zero recordable workplace injuries, extending the number of consecutive days without a recordable workplace injury to 555 as of March 31, 2019;

•
As of December 31, 2018, the Company strengthened its balance sheet with approximately $175 million of total available liquidity, including over $50 million of cash on hand. With a strong balance sheet and limited debt maturities prior to 2022, manageable fixed charge obligations and a flexible order book, the Company possesses industry leading financial flexibility; and

•
The Company generated positive net cash flows from operating and investing activities of $77 million in 2018. The Company is well positioned to create value for stockholders because of its strong balance sheet and positive cash flow generation.

For further information about our 2018 achievements, see Section titled “Annual Cash Bonus Plan”.
Compensation Highlights
The Compensation Committee took several actions with respect to the Company’s 2018 compensation programs, including the following:

•	Increased NEOs’ annual base salaries to more closely align with the Company’s Peer Companies.

•	Approved the 2018 annual cash bonus plan with challenging financial, safety and individual performance metrics; and

•	Maintained the same level of director compensation since 2013.
Compensation Philosophy and Design
Our compensation philosophy is guided by the following principles:

•	Attract and Retain: Attract and retain talented, high-performing executives to achieve the Company’s mission and strategic goals in consideration of competitive market practices.

•	Reward for Performance: Reward NEOs for achieving both short-term and long-term objectives, including strategic, operational and stock-price driven goals.

•	Align Management with Stockholders: Incentivize NEOs to create long-term value by aligning management’s and stockholders’ interests through equity compensation awards.
The Compensation Committee does not set targets for the mix of compensation among the various elements of pay when determining compensation. The mix of value attributable to each of the elements of compensation is generally driven by the Company’s desire to emphasize variable and at risk compensation, such as cash bonus and long-term incentives, over fixed compensation. The Compensation Committee believes this approach to compensation pay mix supports its culture and aligns NEOs’ interest with the interest of stockholders.

Individual performance has a significant impact on determining compensation opportunities, other than for certain benefits that are provided to all of our employees. Each NEO’s annual performance is evaluated based on a review of his or her individual contributions to the business results both for the year and the long-term impact of the individual’s behavior and decisions.
We believe that our balanced mix of compensation is the best design to promote the Company’s compensation philosophy. Each compensation element is intended to support one or more of our compensation philosophy principles. Below is a summary of the core elements of our NEOs’ compensation for the 2018 fiscal year, each of which is reviewed annually:

Element	Objectives and Principles	Relation to Performance	2018 Actions/Results
Base Salary: Fixed annual cash; paid on a semi-monthly basis	•Provide a baseline level of cash compensation for services provided during year. •Reflect job responsibilities, individual contributions, experience and peer company data.
Executive salaries determined annually by Compensation Committee in consideration of retention efforts, individual experience and performance, financial position of the Company, the Company’s performance relative to its peers and general market conditions.
Executive base salaries were increased by 5%.
Annual Cash Bonus: Cash-based bonus based on achievement of short-term performance goals	•Motivate and reward executive officers’ contributions to achieve short-term performance goals. •Payment is not guaranteed, and levels vary according to individual and Company performance.	Annual bonuses reflect individual performance and the Company’s financial and safety performance.	The Company achieved its stretch safety performance of zero air accidents and zero workplace injuries. The Company exceeded its baseline financial metric, as further outlined below.
Long-term Incentive Equity: Value-based award of restricted stock with a three-year vesting period
•Aligns executives’ interests with those of the Company’s stockholders and drives long-term value creation.

•Reward for increase in stock-price performance since the value realized by the NEO upon vesting of restricted stock is directly tied to stock price.
•Attract, retain and motivate.
The Compensation Committee considers several factors, including individual’s role and responsibilities when determining grant date fair value of equity awards.
The Compensation Committee approved an annual equity award for each executive employed at the beginning of 2018. In addition, Ms. Whalen received a one-time grant in connection with her appointment as CFO. Upon joining the Company on September 4, 2018, Mr. Newman received a one-time new hire grant. Each grant vests over a three-year period, subject to continued employment.

Employee Stock Purchase Plan (ESPP): Eligibility to participate in ESPP.	Encourage employee savings, stock ownership and align interests with stockholders.	Not directly related to performance. Reflects competitive pay practice.	No significant actions in 2018.
Health and Welfare Benefits: Eligibility to participate in health and welfare	Provide health and welfare benefits to executives.	Not directly related to performance. Reflects competitive pay practice.	Health and welfare benefits including medical, dental, vision and disability coverage provided to all employees. No significant actions in 2018.
Role of Peer Companies
The Company’s peer companies (“Peer Companies”), which are periodically reviewed and updated by the Compensation Committee as necessary, consist of other public helicopter service companies and oilfield services companies against whom we compete for executive talent. The Peer Companies reviewed to determine executive compensation in 2018 included:

Air Methods Corp. Basic Energy Services, Inc. Bristow Group, Inc. C&J Energy Services, Ltd. CHC Group, Ltd. GulfMark Offshore, Inc.	Hornbeck Offshore Services, Inc. Key Energy Services Inc. PHI Inc. SEACOR Holdings Inc. Tidewater Inc.
The Compensation Committee does not think it is appropriate to establish compensation based solely on benchmarking compared to the Peer Companies due to differences in corporate strategies and responsibilities of executive officers and key managers, reporting and accounting practices, levels of balance sheet leverage, and quality of asset base. However, the Compensation Committee believes that reviewing peer information is useful for two reasons. First, the Company’s compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to the Company’s stockholders. Second, peer review allows the Compensation Committee to assess the reasonableness of the Company’s compensation practices. This process allows the Company to achieve one of its primary objectives of maintaining competitive compensation opportunities to ensure retention when justified and rewarding the achievement of Company objectives so as to align with stockholder interest.
Use of Compensation Consultants
The Compensation Committee decided not to employ a compensation consultant in determining or recommending the amount or form of officer or director compensation for 2018. Data used by the Compensation Committee was collected by the Company’s legal and finance departments and outside data services, such as Equilar, and reviewed and discussed from time to time at Compensation Committee meetings.
Although the Compensation Committee had not previously hired an independent compensation consultant for 2018, the Compensation Committee began discussing its desire to engage a compensation consultant for 2019. After a thorough evaluation process, the Compensation Committee has retained Longnecker & Associates, an executive compensation consulting firm based in Houston, Texas (“Longnecker”), to serve as an advisor to the Compensation Committee during 2019. Longnecker will commence its engagement during Q2 2019. The engagement will include, among other things, a peer group analysis, a competitive compensation analysis for the NEOs and a compensation analysis for the independent directors of the Board. Prior to retaining Longnecker, the Compensation Committee evaluated Longnecker’s independence from management, taking into consideration all relevant factors, including the six independence factors specified in the NYSE listing rules and applicable SEC requirements. The Compensation Committee reviewed the independence of Longnecker and concluded that it is independent and that its work for the Compensation Committee will not raise any conflicts of interest.
Executive Compensation “Best Practices”
For 2018, the Company employed the following executive compensation best practices:
What We Do:

•	Annual Review of Base Salaries.

•
Annual Cash Bonus Plan. The Company adopted an incentive annual cash bonus plan providing for payment of annual cash bonuses subject to, and based on, the attainment of certain pre-established safety, financial and individual performance goals.

•	Three-Year Vesting of Restricted Stock. Historically, each NEO’s long-term incentive grant is delivered as restricted stock, with a three year ratable vesting period.

•
Clawback Policy. The Company has a clawback policy applicable to the NEOs’ executive compensation in the event the Company is required to publish a restatement to any of its previously published financial statements as a result of material noncompliance with financial reporting requirements or certain improper acts by a NEO.

•	Stock Ownership Guidelines. The Company has adopted Stock Ownership Guidelines that apply to the NEOs to ensure that minimum levels of stock ownership are attained and maintained.

•	Independent Oversight. The Compensation Committee is comprised of independent directors and has the ability to engage the services of an independent compensation consultant and outside legal counsel.

What We Don’t Do:

•	No Employment Contracts with NEOs. The Company does not maintain any employment contracts with the NEOs.

•
No Guaranteed Bonuses. The Company believes that bonuses should reflect actual Company and individual performance; therefore, the Company does not guarantee bonus payments to the NEOs (i.e., annual bonuses are considered “at risk” pay).

•	No Excessive Severance Payments. The Company does not maintain a formal severance program outside of a change in control context.

•	No Perquisites. Historically, the Company has not provided perquisites to the NEOs that are different from the perquisites available to all the Company’s employees generally.

•	No Supplemental Executive Retirement Plan (“SERP”). The Company does not provide a SERP to any NEO.

•
No Tax Gross-ups. The Company has never provided any tax gross-up payments to the NEOs and has no contract or agreement with any NEO that provides for a tax gross-up payment, including those related to change-of-control payments subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

•	No Repricing or Replacing Outstanding Stock Options. The Company has never repriced or replaced any of its outstanding stock options.

•
Policies Restricting Hedging and Pledging By NEOs. The Company has adopted policies restricting hedging and pledging of the Company’s securities. Hedging is prohibited unless such transactions are cleared in advance by the Company’s General Counsel; pledging transactions are subject to the restrictions and limitations set forth in the Company’s Insider Trading Policy.

Key Elements of Compensation
Consistent with our compensation philosophy, we believe a balanced mix of the following three primary compensation elements provides for the optimal design for our executive compensation program: (i) annual base salary, (ii) annual cash bonus and (iii) long-term incentive equity awards.
Annual Base Salary
The base salary levels for the NEOs are determined based on the experience and skill required for executing the Company’s business strategy and overseeing operations and are adjusted as appropriate at levels designed to be consistent with professional and market standards. The Compensation Committee considers the following factors when determining base salaries: (i) compensation data of the Company’s Peer Companies, (ii) the individual’s experience and skillset, (iii) a performance assessment by the Company’s Chief Executive Officer (and in the case of the Chief Executive Officer, an assessment by the Compensation Committee), and (iv) general market conditions.

In December 2017, after reviewing executive compensation of the Company’s Peer Companies, the Compensation Committee increased the 2018 annual base salaries for all then current NEOs by 5% to keep their base salaries competitive. In December 2018, after reviewing executive compensation practices of the Company’s Peer Companies, the Compensation Committee increased the 2019 annual base salaries for Mr. Bradshaw by 11%, for Ms. Whalen by 18% and for Messrs. Newman, Stavley and White by 5%. The 2019 annual base salaries for executives are generally below the median and average base salaries of executives with similar roles and responsibilities at our Peer Companies. The following table summarizes these changes in base salaries:

Named Executive Officer	2017 Salary	Change (%)	2018 Salary	Change (%)	2019 Salary
Christopher Bradshaw President, Chief Executive Officer	$595,000	5%	$625,000	11%	$695,000
Jennifer Whalen(1) Senior Vice President, Chief Financial Officer	250,000	5%	262,500	18%	310,000
Stuart Stavley Senior Vice President, Operations and Fleet Management	250,000	5%	262,500	5%	275,000
Paul White Senior Vice President, Commercial	250,000	5%	262,500	5%	275,000
Grant Newman(2) Senior Vice President, Strategy & Corporate Development	—	—	262,500	5%	275,000
______________________

(1)
Following her appointment to Acting Chief Financial Officer in June 2017, Ms. Whalen’s base salary was $250,000. Prior to such appointment, Ms. Whalen served as Chief Accounting Officer, and her base salary for that period of 2017 was $210,000.

(2)	Following his appointment effective September 4, 2018, Mr. Newman’s salary was $262,500.

Annual Cash Bonus Plan
Prior to 2018, the Company paid annual bonuses under the Era Group Inc. Management Incentive Plan (the “MIP”) that were intended to qualify as “performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”).  Historically, compensation that qualified as performance-based compensation was exempt from Section 162(m)’s $1 million deduction limitation. The exemption for performance-based compensation was repealed by the Tax Cuts and Jobs Act (“TCJA”), effective for tax years beginning after December 31, 2017, except for compensation that qualifies for transition relief applicable to certain binding contracts in effect as of November 2, 2017.
In February 2018, the Compensation Committee approved and adopted an annual cash bonus plan for the fiscal year 2018 (the “2018 Plan”), in which each of the NEOs participated. The 2018 Plan provided for payment of cash bonuses following the completion of the 2018 fiscal year subject to the attainment of certain performance measures. Performance measures include safety metrics, achievement of a pre-established Adjusted EBITDA target and individual performance objectives. Each NEO is eligible to earn the applicable stretch award under the 2018 Plan, subject to reduction at the discretion of the Compensation Committee, based on the level of achievement of the applicable performance measures.  Like the MIP, the 2018 Plan provided NEOs with the opportunity to earn an annual bonus based on the level of achievement of pre-established performance measures, but certain of the procedural elements included in the MIP have been eliminated in the 2018 Plan to the extent such elements were principally adopted for the purpose of complying with Section 162(m)’s requirements for performance-based compensation. In order to participate in the 2018 Plan, participants must certify compliance the Company’s Code of Business Conduct and Ethics and undertake to place safety first in the conduct of business. Mr. Newman participated in the 2018 Plan on a pro rata basis given that he joined the Company on September 4, 2018.
The 2018 Plan provided for payment of cash bonuses following the completion of the 2018 fiscal year subject to the attainment of certain performance goals achieved during the 2018 fiscal year. The 2018 Plan consists of three performance metrics: (i) safety performance, (ii) financial performance (i.e., Adjusted EBITDA) and (iii) individual objectives.

•
Financial Performance (Adjusted EBITDA) (40%): Financial performance for 2018 was measured by Adjusted EBITDA. “Adjusted EBITDA” is a non-GAAP financial metric defined in the 2018 Plan as earnings before interest, taxes, depreciation and amortization, adjusted to exclude special items. See Appendix A for reconciliation of non-GAAP financial metrics.

•
Safety Performance (25%): Safety is the Company’s #1 Core Value and its highest operational priority. Safety performance for 2018 included the Company’s (i) Total Recordable Incident Rate (“TRIR”) and (ii) Air Accident Rate (“AAR”). The TRIR and AAR account for 8% and 17%, respectively, of the 2018 Plan.

◦
TRIR is determined by aggregating the total number of illnesses and injuries as defined by Occupational Safety and Health Administration (“OSHA”) of employees of Era Helicopters, LLC multiplied by 200,000, divided by the total number of hours worked by such employees.

◦
AAR is determined by aggregating the total number of accidents involving helicopters operated by the Company and its consolidated subsidiaries in accordance with the industry standard defined by the Federal Aviation Administration , divided by the aggregated flight hours of the Company and its consolidated subsidiaries, multiplied by 100,000.

•
Individual Objectives (35%): During 2018, the NEOs were assigned key objectives in furtherance of certain strategic goals of the Company including, but not limited to, (i) continued focus on safety as the Company’s #1 Core Value and highest operational priority, (ii) enhance geographic diversification, (iii) maximize efficiencies and promote cost-saving initiatives, (iv) improve the terms of the Company’s debt and (v) evaluate strategic opportunities to create additional value for stockholders.

The table below sets forth the 2018 Plan metrics and “threshold”, “target” and “stretch” levels, as well as the Company’s actual safety and Adjusted EBITDA for 2018:

	Threshold	Target	Stretch	Actual
Financial Performance (40%)				170%
Adjusted EBITDA	$25.0mm	$32.0mm	$42.0mm	$39.1mm
Safety Performance (25%)				200%
AAR (17%)	2.50	2.0	0.00	0.00
TRIR (8%)	0.85	0.425	0.00	0.00
If the threshold level of performance with respect to any metric is not achieved, the portion of the 2018 Plan bonus attributable to such metric will be zero. Payouts for achievement between “threshold” and “target” levels are pro-rated between 0% to 100% and payouts for achievement between “target” and “stretch” levels are pro-rated between 100% and 200%. The Compensation Committee reviews and approves the achievement of each NEO’s individual objectives between 0% and 100%.

Each NEO was eligible to earn the applicable stretch award under the 2018 Plan, based on the level of achievement of the applicable performance measures, subject to reduction at the discretion of the Compensation Committee. The table below illustrates the executive officer bonus opportunities at the “target” and “stretch” levels.

Named Executive Officer	2018 Base Salary	Target Bonus (%)	Target Bonus ($)	Stretch Bonus
Christopher Bradshaw President, Chief Executive Officer	$625,000	150%	$937,500	$1,875,000
Jennifer Whalen Senior Vice President, Chief Financial Officer	262,500	75%	196,875	393,750
Stuart Stavley Senior Vice President, Operations and Fleet Management	262,500	75%	196,875	393,750
Paul White Senior Vice President, Commercial	262,500	75%	196,875	393,750
Grant Newman(1) Senior Vice President, Strategy & Corporate Development	262,500	75%	65,625	131,250
______________________

(1)	Mr. Newman’s cash bonus opportunity was pro-rated to reflect his partial term of employment for 2018.

In February 2019, the Compensation Committee certified the Company’s performance with respect to the Adjusted EBITDA and safety elements of the 2018 Plan and each NEO’s achievement of individual objectives. Below is a summary of the individual achievements applicable to each of our NEOs that the Compensation Committee considered when making its determinations with respect to each individual’s performance of his or her objectives pursuant to the 2018 Plan.
Christopher Bradshaw

•	Successfully and timely completed the amendment and extension of the Company’s revolving credit facility on favorable terms;

•	Advanced the Company’s profile and position in new and existing markets;

•	Led, evaluated and pursued various strategic opportunities to create additional value for shareholders, including the recent sale of the Company’s equity investment in Dart Holding Company Ltd.; and

•	Led the pursuit and successful settlement of the Company’s litigation relating to its H225 helicopters.
Jennifer Whalen

•	Completed the implementation of processes and documentation for the Company and its consolidated subsidiaries in compliance with the Sarbanes-Oxley Act.

•	Retained and strengthened qualified personnel in accounting, tax, financial planning and analysis, treasury and risk management;

•	Implemented an enhanced financial planning and analysis tool, improving the budget process; and

•	In partnership with the Chief Executive Officer, completed the amendment and extension of the Company’s revolving credit facility on favorable terms.
Stuart Stavley

•	Enhanced internal and customer flight reporting capabilities;

•	Increased frequency of in-person visits to domestic and international bases of operation; and

•	Implemented several key initiatives that increased efficiency, improved safety or reduced operating expenses.
Paul White

•	Enhanced geographic diversification of the Company with revenue-generating contracts with new customers;

•	Developed and implemented technology that automates review process for commercial opportunities; and

•	Assisted in the development of a profitability review process for new contracts.

Equity Compensation
The Company has adopted the 2012 Share Incentive Plan. The Compensation Committee, with input from management, determines the amount and allocation of equity awards on a case-by-case basis for each individual, which the Company believes is the best approach for it. The Company currently employs two types of equity-based awards: (1) annual restricted stock grants; and (2) one-time restricted stock grants in respect of promotions or new hire appointments. For fiscal year 2018, the Compensation Committee considered, among other things, the following factors when granting equity awards to the NEOs: (i) the executive’s roles and responsibilities; (ii) retentive value with respect to existing executive officers; and (iii) an estimate of the value of such awards. There were no stock option awards approved by the Compensation Committee during fiscal year 2018.
In March 2018, the Compensation Committee awarded annual restricted stock grants to each of the 2018 NEOs and one-time restricted stock grants as set forth in the table below.

	Annual Restricted Stock Grant
Named Executive Officers	2018 Salary	Value as Percentage of Salary	Grant Date Fair Value	Shares Granted(1)	One-Time Shares Granted
Christopher Bradshaw President, Chief Executive Officer	$625,000	150%	$937,500	97,050	—
Jennifer Whalen Senior Vice President & Chief Financial Officer	262,500	105%	275,625	28,533	17,200(2)
Stuart Stavley Senior Vice President, Operations & Fleet Management	262,500	105%	275,625	28,533	—
Paul White Senior Vice President, Commercial	262,500	105%	275,625	28,533	—
Grant Newman Senior Vice President, Strategy & Corporate Development	262,500	—	—	—	22,500(3)
_________________________________

(1)	Shares granted calculated dividing the executive’s respective total equity value by the closing price of the Company’s common stock on March 12, 2018.

(2)	Ms. Whalen received an additional one-time equity award in connection with her appointment to Senior Vice President, Chief Financial Officer in February 2018.

(3)	Mr. Newman joined the Company on September 4, 2018 and received a one-time, new-hire equity award.

Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control
2012 Share Incentive Plan
Pursuant to the terms of the applicable award agreements, stock options and restricted stock awards granted under the 2012 Share Incentive Plan vest upon the death, qualified retirement, termination without “cause” of the employee, or upon the occurrence of a “change in control.” However, unvested awards are generally forfeited if the employee is terminated with “cause” or resigns without “good reason.”
Era Group Inc. Senior Executive Severance Plan
The Compensation Committee believes that it is important to provide the NEOs with certain severance payment(s) in connection with a change in control in order to establish a sense of stability in the event of transactions that may create uncertainty regarding our NEOs’ future employment. Such payments maximize stockholder value by encouraging the NEOs to objectively review any proposed transaction to determine whether such proposal is in the best interest of our stockholders, irrespective of whether or not the NEO will continue to be employed post-transaction. Executive officers at other companies in our industry and the general market commonly have severance plans or equity compensation plans that provide for severance benefits or accelerated vesting for equity upon a change in control event, and the Company believes its adoption of the Severance Plan (as described below) is aligned with competitive market practices.
The Company provides the NEOs with certain severance payment(s) upon a qualifying termination of employment in connection with a change in control pursuant to the Era Group Inc. Senior Executive Severance Plan (“Severance Plan”) and, as described above, provides for accelerated vesting of equity-based compensation awards upon certain termination events and upon a change in control. The Severance Plan provides severance benefits to eligible employees, including the NEOs, designated by the Compensation Committee, whose employment is terminated by the Company without “cause” or by the participant for “good reason” in connection with a “change in control” (as such terms are defined in the Severance Plan) (in either case, a “Qualifying Termination”).
Upon a Qualifying Termination, a NEO will be eligible to receive the following benefits: (a) a lump sum cash payment equal to one to two times the sum of annual base salary and target annual bonus (three times for the Company’s President and Chief Executive Officer); (b) pro-rata target bonus for the year of termination; (c) a lump sum cash payment equal to COBRA premiums for 18 months; and (d) outplacement services not to exceed $25,000. In order to receive severance payments, the NEO must execute a general release of claims in favor of the Company. As a condition to participation in the Severance Plan, all participants are subject to confidentiality obligations, as well as non-solicitation and noncompetition restrictions during their employment with the Company and for 18 months thereafter (two years for the Company’s President and Chief Executive Officer).
In the event that any payment or benefit due to a NEO would be subject to the excise tax under Section 4999 of the Code, based on such payments being classified as “excess parachute payments” under Section 280G of the Code, then the amounts payable to such NEO will be reduced to the maximum amount that does not trigger the excise tax, unless the applicable employee would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise tax thereon.
The Board or the Compensation Committee may amend or terminate the Severance Plan at any time, but no such action may be adverse to the interests of any participant (without the consent of the participant) during the two year period following a change in control or during the pendency of a “potential change in control” (as such term is defined in the Severance Plan).
Other Compensation Plans and Arrangements
Savings Plan
The Company provides a defined contribution plan (the “Savings Plan”) for its eligible U.S.-based employees. The Savings Plan provides for qualified, non-elective Company contributions in an amount equal to 3% of each employee’s eligible pay plus an amount equal to 100% of an employee’s first 3% of wages invested in the Savings Plan (with Company contributions limited by maximum eligible compensation thresholds as per IRS regulations) and immediate and full vesting in the Company’s contributions.
Compensation Governance
Oversight of Compensation Programs
The Compensation Committee is responsible for overseeing our senior executive compensation programs and has the ability to reduce incentive payouts based on factors it deems appropriate. See page 6 of this Proxy Statement for more information on the role and responsibilities of the Compensation Committee in its review of executive compensation and related corporate governance.
Role of Chief Executive Officer in Compensation Decisions
In evaluating executive compensation, the Compensation Committee and the Chief Executive Officer focused on senior employees and their progress in meeting individual goals set by the Compensation Committee in relation to how well their peers, their respective departments and the entire Company have performed. In a series of Compensation Committee meetings typically held in the latter part of each year through February of the following year, the Compensation Committee and the Chief Executive Officer meet to review the following factors in setting executive compensation for senior executives (except only the Compensation Committee evaluates the Chief Executive Officer’s performance):
•the Company’s corporate transactions, financial results and projections;
•the individual performance of the Company’s executive officers;
•the Chief Executive Officer’s recommendations; and
•prevailing conditions in the job market.
Role of the Compensation Committee
In making compensation decisions each year, the Compensation Committee considers the following factors:
•market compensation for cash and equity compensation;
•the potential for future roles within the Company;
•the risk in not retaining an individual;

•total compensation levels before and after the recommended compensation amounts;

•
compensation summaries for each senior executive that total the dollar value of all compensation-related programs, including salary, annual incentive compensation, long-term compensation, deferred compensation and other benefits; and

•	the fact that the Company has not entered into employment contracts and does not provide supplemental retirement benefits.
Consideration of Risk from Compensation Programs
The Compensation Committee carefully considers the impact the compensation program has on the Company’s risk management efforts. One way that the Compensation Committee discourages the Company’s NEOs and other employees from excessive risk taking to achieve financial goals is by requiring that all employees uphold and certify their compliance with the Company’s legal and ethical standards as set forth in our Code Of Business Conduct and Ethics on an annual basis. Any violations of the Code of Business Conduct and Ethics may result in the Compensation Committee clawing back prior awards made to applicable plan members, including the NEOs. The Compensation Committee believes that the Company’s compensation program is structured to provide proper incentives for executives that balance risk and reward appropriately and in accordance with the Company’s risk management philosophy, particularly by having a significant portion of the executives’ compensation vest over a three-year period. Compensation distributed over a period of years serves to reinforce the benefit of long-term decision-making and the Compensation Committee’s ability to reward decisions that serve the Company’s (and our stockholders’) best interests in the long-term. The Company believes that its current compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and do not encourage excessive risk-taking behavior.
Stock Ownership
The Company has also adopted Stock Ownership Guidelines to ensure that the NEOs attain and maintain minimum levels of stock ownership. For a description of the Stock Ownership Guidelines see “Stock Ownership Guidelines.”
Policy Restricting Pledging and Hedging Company Securities
The Company has adopted policies restricting hedging and pledging of Company securities by our directors, senior officers and certain employees (“Insiders”). Specifically, hedging transactions by Insiders are prohibited unless such transactions are cleared in advance by the Company’s General Counsel. Pledging transactions are subject to the restrictions and limitations set forth in the Company’s Insider Trading Policy. Insiders are not permitted to hold the Company’s securities in margin accounts.
Clawback Policy
The Company has adopted a clawback policy pursuant to which it will seek to recoup compensation paid to NEOs in the event the Company is required to publish a restatement to any of its previously published financial statements as a result of: 1) the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws or 2) the fraud, theft, misappropriation, embezzlement or intentional misconduct by an executive.
Accounting and Tax Issues
Section 162(m) generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” as defined under Section 162(m). Prior to its amendment by the TCJA, which was enacted December 22, 2017, there was an exception to this $1 million limitation for “performance-based compensation” if certain requirements set forth in Section 162(m) and the applicable regulations were met.  Historically, the Compensation Committee designed its compensation programs based on its belief that a portion of the compensation payable to its NEOs should be based on the achievement of performance-based targets and, when appropriate, be designed with the intent that such compensation qualify as deductible performance-based compensation under Section 162(m). Accordingly, bonus payments previously made to “covered employees” under our MIP were intended to satisfy the requirements of performance-based compensation under Section 162(m).
The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million deduction limit was also expanded to apply to a company’s chief financial officer and certain individuals who were covered employees in years other than the then-current taxable year. As a result, for taxable years beginning January 1, 2018, “covered employees” includes (i) a company’s chief executive officer and chief financial officer, (ii) its three next highest paid officers for the taxable year, and (iii) any individuals who were “covered employees” during any taxable year beginning on or after January 1, 2017.  Certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017. As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications of its pay elements, but reserves its right to make compensation decisions based on other factors as well if the Compensation Committee determines it is in its best interests to do so.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference to this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
The foregoing report is respectfully submitted by the Compensation Committee.
Steven Webster (Chairman)
Christopher Papouras
Yueping Sun

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth compensation information for the Company’s NEOs with respect to the fiscal years ended December 31, 2018, 2017 and 2016.

	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
Christopher Bradshaw	2018	$625,000	$1,421,250	$937,503	$—	$16,500	$3,000,253
President, Chief Executive Officer and Director	2017	595,000	703,112	892,510	—	16,200	2,206,822
	2016	472,500	396,113	975,604	—	15,900	1,860,117
Jennifer Whalen(4)	2018	262,500	296,395	441,781	—	15,239	1,015,915
Senior Vice President, Chief Financial Officer	2017	231,667	117,924	190,323	—	14,874	554,788
	2016	210,000	43,628	129,728	—	14,857	398,213
Stuart Stavley	2018	262,500	290,194	275,629	—	16,281	844,604
Senior Vice President, Operations and Fleet Management	2017	250,000	144,431	262,505	—	16,200	673,136
	2016	225,000	86,109	362,178	—	15,900	689,187
Paul White	2018	262,500	290,194	275,629	—	11,094	839,417
Senior Vice President, Commercial	2017	250,000	144,431	262,505	—	11,417	668,353
	2016	225,000	86,109	362,178	—	9,919	683,206
Grant Newman	2018	86,436	100,406	262,350	—	3,281	452,473
Senior Vice President, Strategy & Corporate Development	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—
______________________

(1)
Represents amounts earned in respect of the Company’s annual bonus program. In January 2019, the Compensation Committee eliminated the partial deferral of bonus payments and accelerated the previously deferred portions of the 2016 and 2017 bonuses to be paid at the same time as the 2018 bonus. The acceleration of deferred bonus payments included twenty percent (20%) of the 2016 bonuses and forty percent (40%) of the 2017 bonuses, and included interest on the deferred portions of the bonus at the Company’s borrowing rate at the time of payment, LIBOR plus 225 bps or approximately 4.7% per annum. During the year ended December 31, 2018 the interest that would have accrued at the Company’s current borrowing rate on previously approved bonus amounts that have been deferred totaled $19,715, $4,128, and $4,128, for Messrs. Bradshaw, Stavley and White, respectively, and $2,928 for Ms. Whalen. The amounts paid in respect of these accelerated deferrals are not included as compensation for 2018 as the decision to eliminate the deferred bonus program and the payment of such deferred bonus amounts occurred in 2019.

(2)
The dollar amount of restricted stock set forth in these columns reflects the aggregate grant date fair value of restricted stock awards made during 2018, 2017 and 2016, respectively, in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 8, 2019. The amounts shown for Ms. Whalen include a grant of 17,200 shares of restricted stock (with a grant date fair value of $166,152) in 2018 in connection with her appointment as Senior Vice President, Chief Financial Officer and a grant of 9,695 shares of restricted stock (with a grant date fair value of $85,316) in 2016 in connection with her appointment as Vice President, Acting Chief Financial Officer. The amount shown for Mr. Newman represents the value of 22,500 shares of restricted stock (with a grant date fair value of $262,350) granted in connection with Mr. Newman’s appointment as Senior Vice President, Strategy & Corporate Development. The amounts shown for the fiscal year ended December 31, 2016 for each of Messrs. Bradshaw, Stavley and White and Ms. Whalen include $320,083, $69,365, $69,365, and $12,708 respectively, representing the value on the date of grant of 30,225, 6,550, 6,550, and 1,200 shares of restricted stock, respectively, awarded to such executive in recognition of voluntarily reducing his or her base salary during 2016 and the incremental reductions to 2016 annual cash bonus awards approved by the Compensation Committee.

(3)	This column includes the Company’s contributions to match the pre-tax effective deferral contributions (included under Salary under the Company’s qualified 401(k) savings plan).

(4)
Ms. Whalen has served as Senior Vice President, Chief Financial Officer since February 2018. Ms. Whalen served as Vice President and Chief Accounting Officer since 2013 until her appointment as Vice President, Acting Chief Financial Officer in June 2017.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of share plan-based awards during the year ended December 31, 2018, to each of the NEOs.

Named Executive Officers	Approval Date	Grant Date	Number of Shares(1)	Grant Date Fair Value(2)
Christopher Bradshaw President and Chief Executive Officer	2/21/2018	3/12/2018	97,050	$937,503
Jennifer Whalen Senior Vice President, Chief Financial Officer	2/21/2018 2/21/2018	3/12/2018 3/12/2018	28,533 17,200	275,629 166,152
Stuart Stavley Senior Vice President, Operations & Fleet Management	2/21/2018	3/12/2018	28,533	275,629
Paul White Senior Vice President, Commercial	2/21/2018	3/12/2018	28,533	275,629
Grant Newman(3) Senior Vice President, Strategy & Corporate Development	7/30/2018	9/4/2018	22,500	262,350
______________________

(1)
The amounts set forth in this column reflect the number of shares of restricted stock granted in 2018. These awards vest in equal installments on each of the first three anniversaries of the grant date. Restricted stock awards vest immediately upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company.

(2)
The grant date fair value of restricted stock awards set forth in this columns reflects the aggregate grant date fair value calculated in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 8, 2019.

(3)	Mr. Newman joined the Company on September 4, 2018 and received a one-time, new-hire equity award.

Outstanding Equity Awards at Fiscal Year-end
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2018, held by the NEOs.

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units that Have Not Vested
Christopher Bradshaw President, Chief Executive Officer and Director	40,000	—	$20.48	3/19/2023	20,633	(1)	$180,332	(2)
	60,000	—	21.26	3/19/2025	50,986	(3)	445,618	(2)
					97,050	(4)	848,217	(2)
Jennifer Whalen Senior Vice President, Chief Financial Officer					3,683	(1)	32,189	(2)
					5,999	(3)	52,431	(2)
					6,463	(5)	56,487	(2)
					45,733	(4)	399,706	(2)
Stuart Stavley Senior Vice President, Operations & Fleet Management	15,000	—	20.48	3/19/2023	9,217	(1)	80,557	(2)
					14,996	(3)	131,065	(2)
					28,533	(4)	249,378	(2)
Paul White Senior Vice President, Commercial	15,000	—	20.48	3/19/2023	9,217	(1)	80,557	(2)
					14,996	(3)	131,065	(2)
					28,533	(4)	249,378	(2)
Grant Newman Senior Vice President, Strategy & Corporate Development					22,500	(6)	196,650	(2)
______________________

(1)	Shares vested on March 14, 2019.

(2)	These amounts equal the applicable number of shares of restricted stock multiplied by the closing price of the Company’s Common Stock on December 31, 2018, which was $8.74.

(3)	These shares vest in equal portions on March 10, 2019 and 2020, assuming continued employment with the Company.

(4)	These shares vest in equal portions on March 12, 2019, 2020 and 2021, assuming continued employment with the Company.

(5)	These shares vest in equal portions on June 16, 2019 and 2020, assuming continued employment with the Company.

(6)	These shares vest in equal portions on September 4, 2019, 2020 and 2021, assuming continued employment with the Company.

Option Exercises and Stock Vested
The following table sets forth certain information with respect to the value realized from the vesting of restricted stock awards in 2018. There were no exercise of stock options by any NEO during 2018.

Named Executive Officers	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Christopher Bradshaw President and Chief Executive Officer	72,335	$695,424
Jennifer Whalen Senior Vice President, Chief Financial Officer	12,414	131,136
Stuart Stavley Senior Vice President, Operations & Fleet Management	22,215	213,254
Paul White Senior Vice President, Commercial	22,215	213,254
Grant Newman Senior Vice President, Strategy & Corporate Development	—	—
______________________

(1)	The value realized on vesting is determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting.

Potential Payments upon Death, Disability, Qualified Retirement, Termination without “Cause” or a Change in Control
For a detailed discussion of the Company’s Severance Plan, see the “Era Group Inc. Senior Executive Severance Plan” on page 24. The amounts set forth below are the amounts that would have been paid to each NEO upon his or her death, disability, qualified retirement or termination without “cause” on December 31, 2018.

Named Executive Officers	Deferred Cash Bonuses(1)	Stock Awards(2)
Christopher Bradshaw President and Chief Executive Officer	$380,182	$1,474,167
Jennifer Whalen Senior Vice President, Chief Financial Officer	58,823	484,327
Stuart Stavley Senior Vice President, Operations & Fleet Management	79,123	461,000
Paul White Senior Vice President, Commercial	79,123	461,000
Grant Newman Senior Vice President, Strategy & Corporate Development	—	196,650
______________________

(1)
Represents previously earned but not paid bonus awards (including interest paid on the deferred portion of this cash bonus compensation at the Company’s borrowing rate of LIBOR plus 225 bps or approximately 4.7% per annum through the date of payment). In January 2019, the Compensation Committee eliminated the partial deferral of bonus awards and accelerated the payment of these amounts to be paid at the same time as the 2018 bonus.

(2)	Represents the value of unvested shares based on the closing price of the Common Stock as of December 31, 2018, which was $8.74.

In addition to the amounts set forth on the above table, the listed NEOs would have been entitled to a cash payment in the amount set forth below upon a Qualifying Termination pursuant to a change in control event on December 31, 2018.

Named Executive Officers	Salary	Target Bonus	Cash Payment Basis	Cash Payment Multiple	Total Cash Payment(1)
Christopher Bradshaw President and Chief Executive Officer	$625,000	$937,500	$1,562,500	3x	$4,687,500
Jennifer Whalen Senior Vice President, Chief Financial Officer	262,500	196,875	459,375	2x	918,750
Stuart Stavley Senior Vice President, Operations & Fleet Management	262,500	196,875	459,375	2x	918,750
Paul White Senior Vice President, Commercial	262,500	196,875	459,375	2x	918,750
Grant Newman Senior Vice President, Strategy & Corporate Development	262,500	65,625	328,125	2x	656,250
______________________

(1)	“Cash Payment” calculated as defined in the Severance Plan.

RELATED PERSON TRANSACTIONS
Related Person Transactions Policy
The Company established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist the Company in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees), employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual and charitable contributions in accordance with the Company’s policies related thereto.
The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in its Corporate Governance Guidelines, its Company’s Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.
For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of each of their respective Immediate Families (as defined in the Related Person Transactions Policy).
The Related Person Transactions Policy provides that Transactions must be approved or ratified by the Board. The Board delegates to the Audit Committee the review and, when appropriate, the approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person will be excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the Transaction is fair and reasonable to the Company.
Whether a Related Person’s interest in a Transaction is material will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this Related Person Transaction Policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by the Company’s management.
The following factors will be taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

•	the Related Person’s relationship to the Company and his or her interest in the Transaction;

•	the material facts of the Transaction, including the proposed aggregate value of such Transaction;

•	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;

•	the business purpose for, and reasonableness of, the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;

•	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

•	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•
the effect of the Transaction on the Company’s business and operations, including on its internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such Transaction.

The following arrangements will not generally give rise to Transactions with a Related Person for purposes of the Related Person Transactions Policy given their nature, size and/or degree of significance to the Company:

•
use of property, equipment or other assets owned or provided by the Company, including helicopters, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for the Company’s business purposes where the value of any personal use during the course of a year is less than $10,000;

•
reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

•	compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;

•
compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Compensation Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of Company-owned or provided assets (“Perquisites”), including but not limited to personal use of Company-owned or provided helicopters and housing, not used primarily for the Company’s business purposes may give rise to a transaction with a Related Person, as described above;

•
a Transaction in which the Related Person’s interest derives solely from his or her service as a non-employee or non-executive director of another corporation or organization that is a party to the Transaction;

•
a Transaction in which the Related Person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made pursuant to the Company’s policies and approved by persons other than the Related Person;

•
a Transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	a Transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
No Certain Relationships or Related Transactions
There are no certain relationships or related person Transactions between the Company or its subsidiaries and its directors, executive officers and holders of more than 5% of its voting securities during the fiscal year ended December 31, 2018.

Proposal No. 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are being asked to vote to approve, on an advisory (non-binding) basis, the compensation of the NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. As required by the Dodd-Frank Act, the Board is submitting such a “say-on pay” proposal to our stockholders for consideration. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the policies and procedures described in this Proxy Statement.
We believe that the Company’s executive compensation programs have been effectively tailored to recruit and retain senior executives capable of executing the Company’s business strategies, overseeing its liquid assets and its various operations and appropriately aligning pay with contributions to, and leadership in, executing the Company’s business strategies.
The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 17 and the tabular and other disclosures on executive compensation beginning on page 28. Based upon that review, the Board recommends that the stockholders approve, on a non-binding, advisory basis, the compensation of the NEOs, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement. Accordingly, the Board asks the Stockholders to vote “FOR” the following resolution at the Meeting:
“RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth therein is hereby approved on an advisory basis.”
The advisory vote to approve the compensation of the NEOs is non-binding; meaning that the Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present (virtually or by proxy) at the Meeting. Although this say-on-pay vote is non-binding, the Board and the Compensation Committee will carefully review and consider the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account when designing future executive compensation programs. If the stockholders do not approve this say-on-pay proposal or there is a significant vote against it, we intend to communicate directly with our stockholders to better understand the concerns that influenced the negative vote.
The proxy holders named on the accompanying proxy card will vote in favor of this advisory “say-on-pay” vote unless a stockholder directs otherwise.
Voting. The affirmative vote of the holders of a majority in voting power of shares entitled to vote present (virtually or by proxy) at the Meeting is required to approve the compensation paid by the Company to the NEOs as described in this Proxy Statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION.

Proposal No. 3
ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In addition to the non-binding, advisory vote to approve NEO compensation, the Dodd-Frank Act also provides our stockholders with the opportunity to express their preference regarding how often we should hold the non-binding, advisory vote to approve NEO compensation in the future. At least once every six years beginning with the Meeting, Stockholders are entitled to vote on whether the advisory vote to approve NEO compensation (i.e., the “say-on-pay” vote) should occur every year, every two years, or every three years. A stockholder may also abstain from voting on this proposal.
After careful consideration, the Board has determined that an advisory vote to approve NEO compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote in favor of holding the advisory vote to approve NEO compensation every year. The Board believes that holding an advisory vote to approve NEO compensation every year is appropriate to enable our stockholders to vote currently on executive compensation information as presented in this Proxy Statement. An annual vote also allows our stockholders to comment in a more timely fashion on the Company’s annual incentive programs and enhance stockholder engagement on the topic of executive compensation.
Based on the foregoing, the Board recommends that the stockholders approve, on an advisory basis, holding the advisory vote to approve NEO compensation every year. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the Meeting:
“RESOLVED, that the stockholders of the Company hereby approve, on an advisory basis, that a non-binding, advisory vote to approve the compensation of the NEOs of the Company pursuant to Section 14A of the Securities Exchange Act (“say-on-pay”) should be held every year.”
Please mark on the Proxy Card your preference as to the frequency of holding “say-on-pay” stockholder advisory votes as every year, every two years, or every three years or mark “abstain.” Note, however, that you are not voting on whether to approve or disapprove the Board’s recommendation; rather you are being asked to affirmatively select the option of holding an advisory say-on-pay vote every year, every two years or every three years.
Like the advisory vote to approve NEO compensation, the advisory vote on the frequency of holding the “say-on-pay” vote is non-binding. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and give serious consideration to the outcome of such voting. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by a majority of our stockholders present in person or by proxy at the Meeting. If no option receives a majority of the votes present in person or by proxy at the Meeting, the Board will re-submit the proposal for a non-binding, advisory vote at the next annual meeting of stockholders.
If the stockholders adopt the Board’s recommendation, we would hold the next “say-on-pay” vote at our 2020 annual meeting. A vote on the frequency of holding the “say-on-pay” vote will occur at least once every six years. The proxy holders named on the accompanying proxy card will vote to hold the advisory “say-on-pay” vote every year unless a stockholder directs otherwise.
Voting. The affirmative vote of the holders of a majority in voting power of shares entitled to vote present (virtually or by proxy) at the Meeting is required to approve the frequency (every one, two or three years) of holding the advisory vote to approve executive compensation.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR HOLDING THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION EACH YEAR.

Proposal No. 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that stockholders ratify the appointment of Grant Thornton LLP (“Grant Thornton”), independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2019. The appointment of Grant Thornton was recommended to the Board by its Audit Committee.
On June 18, 2018, the Company, with the approval of the Audit Committee of the Board, dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm. EY served as the independent registered public accounting firm for the Company for the fiscal years ended December 31, 2016 and December 31, 2017 and for the period from January 1, 2018 through June 18, 2018.
On June 13, 2018, upon the recommendation of the Audit Committee, the Board authorized the Company to engage Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and the firm was formally engaged on June 18, 2018.
 Representatives of Grant Thornton will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting. No representatives from EY will be present at the Meeting.
The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting and voting on the matter is required to ratify the appointment of Grant Thornton. If the stockholders fail to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm, it is not anticipated that Grant Thornton will be replaced in 2019. Such lack of approval will, however, be considered by the Audit Committee in selecting the Company’s independent registered public accounting firm for 2020.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON.

Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by Grant Thornton for the years ended December 31 were as follows:

Fees	2018	2017
Audit Fees	$1,024,663	—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,024,663	—

Fees for professional services provided by Ernst & Young for the years ended December 31 were as follows:

Fees	2018	2017
Audit Fees	$166,400	$1,787,832
Audit-Related Fees	—	—
Tax Fees	—	15,129
All Other Fees	—	2,078
Total	$166,400	$1,805,039
Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, review of the quarterly reports on Form 10-Q, and services provided in connection with statutory audits of the subsidiaries of the Company or regulatory filings, including SEC registration statements and reports. Audit-Related Fees represent fees for accounting consultations related to the performance of the audit. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States. All Other Fees represent fees for publications and subscription services.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accountants. All of the services described in the foregoing table were approved by the Audit Committee with respect to the years ended December 31, 2018 and 2017 in a manner consistent with the committee’s policies and pre-approval process.
Pre-approval Policy for Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services provided by the independent registered public accounting firm. In accordance with that policy, the Audit Committee is expected to review and approve at least annually a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and fees. Any service not included in the approved list of services or any modification to previously approved services must be specifically preapproved by the Audit Committee. Where proposed additions or modifications relate to services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to the Chair of the Audit Committee, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide services. The Audit Committee then reviews and approves any such services at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT
In connection with the Company’s consolidated financial statements for the year ended December 31, 2018, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP, the matters required to be discussed by Auditing Standard No. 1301 Communications with Audit Committees; and

•
received the written disclosures and the letter from Grant Thornton LLP as required by the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.
The foregoing report is respectfully submitted by the Audit Committee.
Christopher P. Papouras (Chairman)
Ann Fairbanks
Steven Webster
The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.
OTHER MATTERS
The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2018, accompanies this Proxy Statement and should be read in conjunction herewith.
STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2020 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 26, 2019, to be eligible for inclusion in the proxy statement and proxy card relating to the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8. If the date of next year's annual meeting has been changed by more than 30 days from the date of this year's meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Section 1.12 of the Bylaws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary date of the previous year’s annual meeting. Accordingly, for the 2020 annual meeting, notice will have to be delivered or received by the Company no earlier than February 7, 2020, or later than March 9, 2020. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, then, to be considered timely, notice by the stockholders must be received not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must set forth the information required by the provisions of the Company’s amended and restated bylaws dealing with stockholder proposals and nominations of directors. Under current SEC rules, the Company is not required to include in its proxy statement any director nominated by a stockholder using this process. If the Company chooses not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.
HOUSEHOLDING
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if a stockholder holds shares through a broker and resides at an address at which two or more stockholders reside, that stockholder will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact his or her broker or send a request to the Corporate Secretary at the Company’s principal executive offices. The Company will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2018 annual report and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

By order of our Board of Directors,

Crystal Gordon Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

IMPORTANT VOTING INFORMATION
Your broker is not permitted to vote on your behalf on the election of directors and other matters that may be considered at the Meeting (except on ratification of the selection of Grant Thornton LLP as auditors for 2019), unless you provide specific instructions by completing and returning the Voting Instruction Form. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Meeting.
Your Participation in Voting the Shares You Own is Important
Voting your shares is important to ensure that you have a say in the governance of the Company. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. The Company hopes you will exercise your rights and fully participate as a stockholder in the Company’s future.
More Information is Available
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact the Company’s Investor Relations Department at Investor_Relations@eragroupinc.com.

APPENDIX A
ADJUSTED EBITDA REPORTED RECONCILIATION
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to Adjusted EBITDA, for the year ended December 31, 2018 (in thousands).

2018
Net income	$13,458
Depreciation and amortization	39,541
Interest income	(2,042)
Interest expense	15,131
Income tax expense	2,940
Foreign currency losses	1,018
Gain on debt extinguishment	(175)
Other income	(54)
Equity earnings	(2,206)
Special items (1)	(28,452)
Adjusted EBITDA	$39,159
_________________________________

(1)	Special items include:

•	Litigation settlement proceeds of $42.0 million

•	Non-routine litigation expenses related to H225 helicopters of $11.2 million

•	Losses and transaction expenses on the sale of capital assets other than aircraft of $1.4 million

•	Pre-tax impairment charge of $1.0 million related to the impairment of the Company’s last remaining H225 helicopter